Exhibit 99.1

PRESS RELEASE

[AMERICAN SUPERCONDUCTOR LOGO]

American Superconductor Reports Fiscal 2004

Second Quarter and Six-Month Results

•	Quarterly Revenues Up 24% Sequentially, 115% Year Over Year
•	Equity Financing Raises $51.1 million, Strengthens Balance Sheet
•	Blackouts Drive Growing Interest in Reactive Power Grid Stabilization Products
•	SuperMachines Business Continues To Be Profitable, Becomes Cash-flow Positive

WESTBOROUGH, Mass. – November 6, 2003– American Superconductor Corporation (NASDAQ:AMSC), a leading electricity solutions company, today reported financial results for the second quarter and the first six months of fiscal year 2004 ended September 30, 2003.

Net revenues for the second quarter of fiscal 2004 were $9.6 million, up 115% over net revenues of $4.5 million for the second quarter of fiscal 2003 and up 24% sequentially compared with revenues of $7.8 million in the first quarter of fiscal 2004. The net loss was $7.3 million, or $0.34 per share, compared with a net loss of $10.2 million, or $0.50 per share, for the same period last year and a net loss of $8.4 million or $0.39 per share for the first quarter of fiscal 2004. Included in the second quarter’s net loss is $1.4 million or $0.06 per share of non-recurring expenses connected with the company’s previously planned debt financing. The company chose to pursue and completed in October 2003 a public equity offering in place of this debt financing.

Net revenues for the first six months of fiscal 2004, ended September 30, 2003, were $17.4 million, up 137% from $7.3 million for the first six months of fiscal 2003. The net loss was $15.7 million, or $0.73 per share, compared with a net loss of $21.1 million, or $1.02 per share, for the same period last year.

AMSC received $4.8 million in new orders and contracts during the quarter ended September 30, 2003. The company’s total backlog of orders and contracts as of September 30, 2003, was $82.1 million, of which approximately $23 million is expected to be recognized as revenue over the remainder of fiscal 2004.

AMSC ended the second quarter of fiscal 2004 with cash, cash equivalents and long-term investments of $8.8 million and no long-term debt. The company’s net use of cash in the second quarter was $3.3 million. In October, the company issued 5.7 million shares of common stock in a public offering, generating cash proceeds, net of underwriting discounts, of $51.1 million.

“We had a strong second quarter. The momentum in our business that began in the fourth quarter of the last fiscal year continues. With our current backlog of orders and contracts added to the $17.4 million in revenue for our first two quarters, we are solidly on track to achieve our revenue target of $45 million to $50 million for the fiscal year,” said Greg Yurek, Chief Executive Officer of American Superconductor. “We also began to benefit from our previously announced headcount reduction and other cost control initiatives, which helped reduce our net

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cash burn for the quarter to $3.3 million. We expect to meet our target of a maximum operating cash burn of $15 million for fiscal 2004. After the end of the quarter, we completed an equity offering that raised $51.1 million, which significantly strengthened our balance sheet and enhanced our liquidity. Our balance sheet remains debt-free and we now have additional financial flexibility that will help us achieve our key business goals as we continue to drive toward profitability.”

The 2003 Blackouts and AMSC’s Reactive Power Grid Stabilization Products

Interest in AMSC’s dynamic reactive power grid stabilization products, which include D-VAR® systems and SuperVAR™ dynamic synchronous condensers, greatly expanded following a series of major blackouts in August and September 2003.

“The blackouts of 2003, which affected tens of millions in the U.S., the U.K., Italy and Denmark, have focused the minds of the world’s utilities on the urgent need to increase the reliability of their power grids,” said Yurek. “As the post-mortems on these service outages are completed, a dearth of reactive power is emerging as one of the prime culprits. In fact, the highest priority grid issue identified in a memorandum issued by the North American Electricity Reliability Council (NERC) in mid-October was the urgent need to provide better voltage support with dynamic reactive power compensation – precisely the capabilities offered by our D-VAR and SuperVAR products.”

During the quarter, AMSC announced two new orders for D-VAR systems. These systems will be used to provide voltage regulation and grid stabilization at a wind farm northwest of Chicago and on Scotland’s Orkney Islands.

“We are actively engaged in addressing over $80 million of new business for D-VAR systems,” said Yurek. “We expect customers to make buying decisions within the next six months and we expect that we will win a good share of this business.”

This week, AMSC’s SuperMachines business is delivering the first SuperVAR machine to the Tennessee Valley Authority (TVA). This machine will be installed in an electrical substation in Western Tennessee to provide voltage regulation and dynamic reactive power compensation. The SuperVAR machine is the first of a new class of reactive power grid stabilization machines that use high temperature superconductor (HTS) technology to supply reactive power and keep voltage levels constant, thus expanding transmission system throughput and increasing power reliability. An additional five SuperVAR synchronous condensers have been ordered by TVA. Production of these additional SuperVAR machines is expected to begin after TVA’s completion of evaluation and testing of the first machine.

SuperMachines - Profitability Increases, Positive Cash Flow Achieved

The SuperMachines business generated an operating profit of $0.5 million during the second fiscal quarter. Cash generated by the business during the quarter was $1 million; net cash generated during the first six months of the fiscal year was $0.1 million. AMSC confirmed that it expects the SuperMachines business to generate about $1.5 million in cash for fiscal 2004.

AMSC Q2 Fiscal 2004 Results	Page 3

“During the second quarter, we built and delivered on-schedule and on-budget a 5-Megawatt (MW) HTS ship propulsion motor for the U.S. Navy and we believe we are on track to receive the first commercial order for this class of motor in the next six months,” said Yurek. “The interest we are seeing from commercial ship builders, owners and operators in the 5-MW motor is a leading indicator of what we believe will be a large market for HTS ship propulsion motors in the 5-MW to 40-MW power range, which is the power range of motors required for both commercial and military ships. We are making excellent progress in our work under our U.S. Navy contract to design and manufacture a 36.5-MW HTS ship propulsion motor, which will expand our product capability to include the full power range required by the ship propulsion market.”

AMSC Wires – Orders Expand, Second Generation HTS Wire Development Advances

Demand for AMSC’s HTS wire continues to grow. From January 2003, when the company began commercial volume production at its Devens, MA facility, to September 2003, new orders were received for more than 700,000 meters of HTS wire from 21 customers in 9 countries. This compares to orders for 20,000 meters of HTS wire in the preceding nine months ending December 2002.

During the quarter, AMSC was awarded up to $2.9 million in multi-year funding by the U.S. Departments of Energy and Defense for the development of second generation (2G) HTS wire.

“We continue to see strong interest in our wire,” said Yurek. “Our first generation wire has become the HTS industry standard and this summer we became the first to develop second generation wire robust enough to carry commercial-levels of electrical current after being fabricated into a power cable conductor. We believe that our focus on low-cost, high volume manufacturing for both generations of wire will keep us ahead of the competition and continue to pay dividends for AMSC for years to come.”

The company also noted that its superconductor power cable project for the Long Island Power Authority is moving forward on schedule and that AMSC continues to be positioned to be a key wire supplier for many of the eight to ten cable projects that are currently underway or planned worldwide.

Conference Call Today

American Superconductor will host a teleconference to review fiscal 2004 second quarter and six-month results today at 11:00 a.m. Eastern Standard Time (EST). To participate in the conference call, please dial 785-832-0326 and use conference ID “AMSC.” Additionally, the conference will be simulcast at www.amsuper.com/html/investors/index.html and http://www.firstcallevents.com/service/ajwz392831561gf12.html. Re-broadcast of the call will be available from November 6, 2003, through November 13, 2003, over both of these websites. A telephonic playback of the call will also be available from 1:00 p.m. EST, Thursday, November 6, 2003, through midnight EST, Thursday, November 13, 2003. Please call 402-351-0788 to access the playback.

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About American Superconductor Corporation (NASDAQ:AMSC)

AMSC is a world-leading supplier of dynamic reactive power grid stabilization products and the world’s principal vendor of high temperature superconductor (HTS) wire and large rotating superconductor machinery. AMSC’s power electronic converters and HTS wire are at the core of a broad range of new electricity transmission and distribution, transportation, medical and industrial processing applications, including dynamic reactive power grid stabilization solutions, large ship propulsion motors and generators, smart, controllable, superconductor power cables and advanced defense systems. The company’s products are supported by hundreds of patents and licenses covering technologies fundamental to Revolutionizing the Way the World Uses Electricity™. More information is available at www.amsuper.com.

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American Superconductor, SuperMachines, SuperVAR and Revolutionizing the Way the World Uses Electricity are trademarks and D-VAR is a registered trademark of American Superconductor Corporation. All other trademarks are the property of their respective owners.

Any statements in this release about future expectations, plans and prospects for the Company, including statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. There are a number of important factors that could cause actual results to differ materially from those indicated by such forward-looking statements. Such factors include: uncertainties regarding the Company’s ability to obtain anticipated funding from corporate and government contracts, to successfully develop, manufacture and market commercial products, and to secure anticipated orders; the risk that a robust market may not develop for the Company’s products; the risk that strategic alliances and other contracts may be terminated; the risk that certain technologies utilized by the Company will infringe intellectual property rights of others; the competition encountered by the Company, including several large Japanese companies. Reference is made to these and other factors discussed in the “Management’s Discussion and Analysis of Financial Condition and Results of Operation” section of the Company’s most recent quarterly or annual report filed with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this release. While the Company anticipates that subsequent events and developments may cause the Company’s views to change, the Company specifically disclaims any obligation to update these forward-looking statements. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date this press release is issued.

Financials Attached

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American Superconductor Corporation

(Nasdaq: AMSC)

Results Report for Second Quarter Fiscal 2004

Statement of Operation Data	Three Months ended September 30,		Six Months ended September 30,
Revenues	2003	2002	2003	2002
By business segment (1):
AMSC Wires	$2,361,333	$374,354	$3,458,457	$591,987
SuperMachines	6,407,755	1,604,295	11,957,649	3,140,144
Power Electronic Systems	845,264	2,500,906	1,954,553	3,607,397

Total revenues	9,614,352	4,479,555	17,370,659	7,339,528
Operating profit (loss):
By business segment (1):
AMSC Wires	(4,701,708)	(6,705,307)	(11,035,383)	(13,685,285)
SuperMachines	498,303	(1,950,279)	510,161	(3,713,000)
Power Electronic Systems	(1,454,825)	(1,380,787)	(3,278,890)	(3,488,793)
Unallocated corporate expenses	(352,961)	(465,318)	(627,106)	(794,838)

Operating Loss	(6,011,191)	(10,501,691)	(14,431,218)	(21,681,916)
Interest income/other	(1,325,065)	279,264	(1,261,514)	630,250

Net loss	($7,336,256)	($10,222,427)	($15,692,732)	($21,051,666)

Net loss per share-(Basic & Diluted)	($0.34)	($0.50)	($0.73)	($1.02)
Weighted average shares outstanding	21,381,882	20,571,386	21,362,905	20,553,379

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Selected Balance Sheet Data

	September 30, 2003	March 31, 2003
Cash, cash equivalents and long term investments	$8,818,042	$20,048,872
Selected current assets:
Accounts receivable	$6,405,346	$5,446,007
Inventory	$3,141,138	$5,117,786
Property, plant and equipment	$90,290,236	$89,277,779
Less: accumulated depreciation	(31,344,599)	(28,241,982)

Property, plant and equipment, net	$58,945,637	$61,035,797
Total assets	$87,616,680	$101,978,639
Accounts payable & accrued expenses	$11,100,080	$9,773,874
Stockholders’ equity	$73,043,445	$87,818,763

(1)	In accordance with Statement of Financial Accounting Standard No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS 131”), the Company has three reportable business segments as defined by SFAS 131- the AMSC Wires business segment, the SuperMachines™ business segment, and the Power Electronic Systems business segment. The AMSC Wires business segment develops and commercializes high temperature superconductor (HTS) wire. The focus of this segment’s current development and manufacturing effort is on HTS wire for power transmission cables, motors, generators, synchronous condensers, and electromagnets for various applications. The SuperMachines business segment is developing and commercializing electric motors, generators and synchronous condensers based on HTS wire. The Power Electronic Systems business segment develops and sells power electronic converters and designs, manufactures, and sells integrated systems based on those converters for power quality and reliability solutions.

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Contact Information

Media	Adam Banker American Superconductor	508-621-4375 abanker@amsuper.com

Investors	Mary Ryan American Superconductor	508-621-4432 mryan@amsuper.com